FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(201) 968-0980
Keri P. Mattox
Director, Investor Relations and Corporate Communications

DOV Pharmaceutical, Inc. Announces First Quarter 2006 Results

HACKENSACK, NJ, May 9, 2006 - DOV Pharmaceutical, Inc. (NASDAQ: DOVP) announced today results for the first quarter ending March 31, 2006.

First Quarter 2006 Performance
For the first quarter of 2006, the Company reported a net loss of $20.3 million, or $0.87 per share, compared with $9.1 million, or $0.41 per share, for the comparable period last year. At March 31, 2006, cash and cash equivalents and marketable securities totaled $73.9 million.

Revenue. Revenue for the three months ended March 31, 2006 was comprised of $1.4 million of amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement for its collaboration with Merck. The up-front payment has been deferred and is being amortized to revenue over the estimated research and development period of 72 months. During the comparable period last year the Company recorded $2.1 million of amortization of this $35.0 million fee.

Research and Development Expense. Research and development expense increased $8.1 million to $17.9 million for the first quarter 2006 from $9.8 million for the comparable period in 2005. Of the increase, approximately $4.4 million was associated with clinical development costs. This includes increases of $6.1 million for bicifadine and $262,000 for DOV 21,947, offset by decreases of $1.0 million for DOV 102,677, $433,000 for the Company’s prior anti-anxiety compounds, $105,000 for DOV 216,303 and $258,000 for DOV diltiazem. Of the year-over-year increase, approximately $2.8 million is related to payroll and associated overhead that was primarily the result of an overall increase in headcount as the Company expanded its operations and also included an increase in non-cash stock compensation of $878,000 related to the adoption of SFAS 123(R).

General and Administrative Expense. General and administrative expense increased $2.4 million to $4.0 million for the first quarter 2006 from $1.6 million for the comparable period in 2005. The increase was primarily attributable to an increase of $1.8 million in payroll and related benefits, $271,000 in rent as DOV secured a lease on a new facility in Somerset, NJ and $326,000 in office and related expenses. The increase in payroll and related benefits is due to an increase of $1.2 million in non-cash stock compensation related to the adoption of SFAS 123(R), overall increases in compensation for DOV’s chief executive officer and expansion of the Company’s operations to include commercialization and strategic marketing capabilities.

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

Recent Highlights:

May 2006
The Company:

•
Presented five posters at the American Pain Society's 25th Annual Scientific Meeting in San Antonio, Texas, held May 3-6, 2006.  The DOV posters and published abstracts focused on bicifadine, the Company's novel analgesic.

April 2006
The Company:

•
Received a Notice of Allowance from the United States Patent and Trademark Office for DOV’s patent application covering a new polymorphic, or crystalline, form of its proprietary compound bicifadine.  The patent is expected to issue shortly and would have a term running through at least 2024 for this distinct form of bicifadine, the same form used in DOV's clinical trials and bicifadine development program.

•
Announced the high-level results from the first Phase III placebo-controlled clinical trial - study 020 - of bicifadine in patients with chronic low back pain (CLBP). Bicifadine did not achieve a statistically significant effect relative to placebo on the primary endpoint of the study at any of the doses tested: 200 mg, 300 mg or 400 mg b.i.d. An analysis of the trial data is underway and results are expected by the end of the second quarter 2006. Although the Company is continuing with its ongoing Phase II trials of bicifadine in osteoarthritis and neuropathic pain and its two ongoing Phase III trials of bicifadine in CLBP, studies 021 and 022, this unsuccessful study has significantly delayed the previously planned NDA filing in chronic pain.  Thus, the Company has postponed certain Phase I clinical trials and other development activities which now are no longer on the critical path timeline for an NDA filing.

About DOV
DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system disorders. The Company’s product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain and depression. The Company’s partner Neurocrine has filed two NDAs for the use of DOV’s compound indiplon for the treatment of insomnia.

Cautionary Note
Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	develop and execute Phase II and III clinical programs for bicifadine, our novel analgesic, revised as necessary to take into account the drug’s recent failure to achieve statistically significant effect relative to placebo;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;

•	successfully execute the development plan under and otherwise achieve the results contemplated by the 2005 amendment to our license agreement with Merck;

•	obtain and maintain collaborations as required with pharmaceutical partners;

•	obtain substantial additional funds;

•	obtain and maintain all necessary patents, licenses and other intellectual property rights; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q to be filed on May 9, 2006.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

DOV PHARMACEUTICAL, INC.
CONSOLIDATED BALANCE SHEET DATA

	March 31, 2006	December 31, 2005
	(Unaudited)
Cash, cash equivalents and marketable securities	$73,896,565	$97,552,387

Restricted cash—long-term	4,211,109	—
Total assets	82,460,033	102,186,506
Working capital	55,743,943	78,515,534
Long-term debt	80,000,000	80,000,000
Total stockholders' deficit	36,662,922	19,301,031

DOV PHARMACEUTICAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2006	2005
	(Unaudited)

Revenue	$1,377,953	$2,058,823
Operating expenses:
Research and development expense	17,878,936	9,806,602
General and administrative expense	4,010,222	1,632,110
Loss from operations	(20,511,205)	(9,379,889)
Interest income	835,583	878,814
Interest expense	(599,977)	(600,608)
Other income (expense), net	6,632	(5,931)
Net loss	$(20,268,967)	$(9,107,614)
Basic and diluted net loss per share	$(0.87)	$(0.41)

Weighted average shares used in computing basic and diluted net loss per share	23,199,611	22,420,128

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax